Press Release	Source: Red Rock Pictures Holdings, Inc.

Red Rock Pictures Announces Acquisition of Studio Store Direct

Thursday March 6, 1:47 pm ET

Studio Store Adds Direct Consumer Marketing Prowess to Enhance Film and Television Initiatives

LOS ANGELES--(BUSINESS WIRE)--Red Rock Pictures Holdings, Inc. (OTCBB: RRPH - News), a film finance, production, and distribution company, today announced that it has entered into a definitive agreement to acquire the assets of Ventura, CA based Studio Store Direct, Inc., a market leader in new media direct response entertainment marketing. Studio Store brings years of proven industry success along with proprietary methodology for enabling new media with e-commerce functionality. The acquisition is an all stock transaction and is expected to be accretive to Red Rocks' earnings.

“The acquisition of Studio Store will allow access to immediate new and proven revenue opportunities for Red Rock,” said Robert Levy, Chairman and CEO of Red Rock. “The introduction of proven direct response marketing, to leverage the massive reach and influence of film and the various new media platforms, is very well timed. There couldn’t be a better team to capitalize on this opportunity than Studio Store Direct.”

In addition to operating as a traditional infomercial production and distribution company, Studio Store Direct has developed a patent pending process for embedding direct response programs directly onto motion picture DVDs. Viewers can access virtual “QVC like” stores offering related merchandise for purchase with the simple click of a mouse or by dialing an 800 number. The company’s model provides a turnkey new revenue solution for major Hollywood studios and independent distributors.

“Studio Store Direct brings immediate revenue and will usher in a new era of profit enhancement for the film and entertainment industry,” said Reno R. Rolle, Studio Store founder and CEO. “According to the Electronic Retailing Association (ERA), the direct response television industry accounts for more than 150 billion dollars in annual revenue. As part of Red Rock, we now have the ability to introduce the proven cash flow potential of direct response television, while executing our vision for the evolving new media landscape.”

About Red Rock Pictures Holdings, Inc.

Red Rock Pictures (OTCBB: RRPH) (www.redrockpics.com) finances and co-produces feature films and entertainment for all media. Dedicated to truly partnering with the creative community - from up-and-coming writers, directors and producers to experienced hands in film, television and digital media - Red Rock Pictures is built on its commitment to creative entertainment, finance and innovation. Red Rock Pictures' management team has been involved in over 50 feature length films, with an outstanding proven track record that has generated over a billion dollars in the U.S. domestic box office and home entertainment.

Contact:
Red Rock Pictures Holdings
Robert Levy, 323-790-1813

Source: Red Rock Pictures Holdings, Inc.